Pricing Supplement No. 20       Rule 424(b)(2)
DATED:  10/26/95    Registration No. 33-56839
(To Prospectus Supplement dated January 17, 1995, including the Prospectus dated December 21, 1994)


$900,000,000
USL CAPITAL CORPORATION*
MEDIUM-TERM NOTES, SERIES D
Due from Nine Months to 30 Years from Date of Issue


Floating Rate Note  [x]    % Fixed Rate Note [ ]
Global Security:    [x] Yes   [ ] No
Principal Amount:   $50,000,000
Settlement Date:    10/31/95  Maturity Date: 4/30/98
Interest Accrual Date: 10/31/95

New Maturity Date(s): N/A     Notice of Renewal Date(s): N/A

Issue Price:  100%

Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations (if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A

Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period:  Quarterly
Interest Payment Dates:   30th of October, January, April, and July


(Only applicable to Floating Rate Notes)
Initial Interest Rate: To be calculated as if October 31, 1995 were an Interest Reset Date

Index Maturity:  N/A
Base Rate(s):  Federal Funds*
If LIBOR, Designated LIBOR Page:
     [  ] LIBOR Reuters
     [  ] LIBOR Telerate
Index Currency:
Interest Reset Period:  Weekly
Interest Reset Dates:   Tuesday of each week
Spread (plus or minus): +.28%
Spread Multiplier:  N/A
Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A
Calculation Agent:  As provided in the Prospectus Supplement

Original Issue Discount Note:
[ ] Yes   [x] No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:


Trade Date:    Thursday, 10/26/95
Name of Agent: J. P. Morgan Securities, Inc.
Agent's Discount or Commission:    $87,500
Net Proceeds to Company:       $49,912,500

[ ] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of [ ] 100% of Principal
     [  ] ___% of Principal

[X] Agent is Purchasing Notes from the Company as Principle for Resale to investors and Other Purchasers at:
     [  ] a fixed initial public offering price of
          100% of the Principal Amount
     [  ] a fixed initial public offering price of
          ___% of the Principal Amount
     [X] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  90330QAV6

Additional Terms:

*The Interest Determination Date pertaining to an Interest Reset Date will be the Friday preceding such Interest Reset Date.

"Federal Funds Rate" means, with respect to any Interest Determination Date, the average weekly rate for the week ending on such Interest Determination Date for Federal Funds as published in H.15(519) (Telerate page 122) under the heading "Federal Funds (effective)." In the event that such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Federal Funds Rate will be calculated by the Calculation Agent in the same manner as the Federal Funds average weekly rate is calculated, but using for each of the days of the week, the rate as published in Composite Quotations under the heading "Federal Funds/Effective Rate" for such date. In the event that such rate is not published, for any particular day in the weekly period, in the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will use for each such date, the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent (after consultation with the Company) as of 9:00 a.m., New York City time, on such date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest
Rate).